Exhibit 99.1

Caladrius Biosciences Appoints Dr. Michael H. Davidson
to Board of Directors

BASKING RIDGE, N.J. (July 28, 2020) - Caladrius Biosciences, Inc. (Nasdaq: CLBS) (“Caladrius” or the “Company”), a clinical-stage biopharmaceutical company dedicated to the development of cellular therapies designed to reverse, not simply manage, disease, today announced the appointment of Michael H. Davidson, MD to its Board of Directors. Dr. Davidson, an industry leader and expert in preventative cardiology and lipidology, is the Founder and Chief Scientific Officer of Corvidia Therapeutics, which recently announced its sale to Novo-Nordisk for $2.1 billion. Dr. Davidson also serves as Clinical Professor and Director of the Lipid Clinic at the University of Chicago Pritzker School of Medicine.

“We are very pleased to welcome Dr. Davidson to the Caladrius Board of Directors. Dr. Davidson’s extensive clinical research background, combined with his senior executive experience, will make him a valuable advisor as we seek to advance Caladrius’ clinical programs through late-stage development and commercialization,” said Gregory B. Brown, MD, Caladrius’ Board Chairman.

“We are honored to welcome Dr. Davidson as a member of the Board of Directors. His appointment further strengthens our esteemed board through his invaluable experience in all elements of leadership, from research and clinical development to regulatory approval, partnering and M&A,” said David J. Mazzo, PhD, President and Chief Executive Officer of Caladrius.

In addition to his current roles, Dr. Davidson is a nationally recognized expert in lipidology and has been named one of "The Best Doctors in America" by Best Doctors Inc. for the past 10 years. Dr. Davidson was the co-founding Chief Medical Officer of Omthera Pharmaceuticals in 2008, which was later acquired by Astra Zeneca Pharmaceutical in 2013 for $443 million. He also founded the Chicago Center for Clinical Research, which became the largest investigator site in the United States and was acquired by Pharmaceutical Product Development in 1996. His research and clinical development background encompass both pharmaceutical and nutritional clinical trials, including extensive research on statins, novel lipid-lowering drugs, and omega-3 fatty acids. Michael is board-certified in internal medicine, cardiology and clinical lipidology and served as President of the National Lipid Association from 2010 to 2011. He received his BA and MS from Northwestern University and an MD from The Ohio State University School of Medicine.

"I am delighted to join the Caladrius Board of Directors during such an important time for the Company. I look forward to contributing guidance to the Company as a Board member as the Company’s pipeline of innovative products continues to develop. Caladrius’ CD34+ cell therapy technology could be a revolutionary advance for cardiovascular medicine, and I look forward to working with my fellow Board members and the Caladrius management team to create value for patients and shareholders,” said Dr. Davidson.

About Caladrius Biosciences

Caladrius Biosciences, Inc. is a clinical-stage biopharmaceutical company dedicated to the development of cellular therapies designed to reverse, not manage, disease. We are developing a first- in-class cell therapy product that is based on the notion that our body contains finely tuned mechanisms for self-repair. Our technology leverages and enables these mechanisms in the form of specific cells, using formulations and modes of delivery unique to each medical indication.

The Company's current product candidates include CLBS119, a CD34+ cell therapy product candidate for the repair of lung damage found in patients with severe COVID-19 infection who experienced respiratory failure, for which the Company plans to initiate a clinical trial in the coming months, as well as three developmental treatments for ischemic diseases based on its CD34+ cell therapy platform: CLBS12, recipient of SAKIGAKE designation and eligible for early conditional approval in Japan for the treatment of critical limb ischemia ("CLI") based on the results of an ongoing clinical trial; CLBS16, the subject of a recently completed positive Phase 2 clinical trial in the U.S. for the treatment of coronary microvascular dysfunction ("CMD"); and CLBS14, a Regenerative Medicine Advanced Therapy ("RMAT") designated therapy for which the Company has finalized with the U.S. Food and Drug Administration (the "FDA") a protocol for a Phase 3 confirmatory trial in subjects with no-option refractory disabling angina ("NORDA"). For more information on the company, please visit www.caladrius.com.

Contact:

Investors:
Caladrius Biosciences, Inc.
John Menditto
Vice President, Investor Relations and Corporate Communications
Phone:  +1-908-842-0084
Email: jmenditto@caladrius.com

Media:
W2O Group
Christiana Pascale
Phone: +1-212-257-6722
Email: cpascale@w2ogroup.com

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